As filed with the Securities and Exchange Commission on July 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Greetings Corporation

(Exact name of registrant as specified in its charter)

Ohio	36-0065325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One American Road
Cleveland, Ohio	44144
(Address of Principal Executive Offices)	(Zip Code)

American Greetings Corporation

2007 Omnibus Incentive Compensation Plan

(Full title of plan)

Catherine M. Kilbane, Esq.

Senior Vice President, General Counsel and Secretary

One American Road, Cleveland, Ohio 44144

(Name and address of agent for service)

(216) 252-7300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common shares, $1.00 par value	1,200,000	$23.84(2)	$28,608,000(2)	$3,322
Class B common shares, $1.00 par value	100,000	$23.84(2)	$2,384,000(2)	$277

(1)	This Registration Statement covers 1,200,000 additional Class A common shares, par value $1.00 per share, of American Greetings Corporation (the “Corporation” or the “Registrant”) and 100,000 additional Class B common shares, par value $1.00 per share, of the Corporation available for issuance pursuant to awards under the Corporation’s 2007 Omnibus Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional Class A and Class B common shares that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices as reported on the New York Stock Exchange on July 5, 2011, within five business days prior to the filing. There is no separate trading market for the Class B common shares.

EXPLANATORY NOTE

The Corporation filed a Registration Statement on Form S-8 (File No. 333-144220) with the Securities and Exchange Commission on June 29, 2007 under which the Corporation originally registered 2,800,000 shares of Class A common shares, and 700,000 shares of Class B common shares for issuance under the Plan. On June 26, 2009, the Corporation’s stockholders approved the reservation of an additional 1,600,000 Class A common shares and 400,000 Class B common shares for issuance under the Plan, for which the Corporation filed a Registration Statement on Form S-8 (File No. 333-160303). This Registration Statement is being filed to register an additional 1,200,000 Class A common shares and 100,000 shares of Class B common shares which may be awarded under the Plan, as approved by the Corporation’s stockholders on June 24, 2011.

This Registration Statement on Form S-8 is filed pursuant to General Instruction E of Form S-8 and relates to the Registration Statements on Form S-8 (File Nos. 333-144220 and 333-160303). Pursuant to General Instruction E of Form S-8, except for such changes as are set forth herein, the contents of the Registration Statements on Form S-8 (File Nos. 333-144220 and 333-160303) are incorporated by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Catherine M. Kilbane, who has passed upon the legality of the common shares covered by this Registration Statement, is Senior Vice President, General Counsel and Secretary of the Corporation. As of the date of this Registration Statement, Ms. Kilbane is employed by the Corporation and is the beneficial owner of approximately 28,947 shares of Class A common shares of the Registrant, which includes options to purchase 22,000 Class A common shares that are currently exercisable or exercisable within sixty days of the date of this Registration Statement.

Item 8. Exhibits

Exhibit 4.1	American Greetings Corporation 2007 Omnibus Incentive Compensation Plan, as amended effective May 1, 2011 (incorporated by reference to the Quarterly Report on Form 10-Q filed with the Commission on July 6, 2011)

Exhibit 4.2	Amended and Restated Articles of Incorporation (incorporated by reference to the Form 8-K filed with the Commission on July 1, 2008)

Exhibit 4.3	Amended and Restated Code of Regulations (incorporated by reference to the Form 8-K filed with the Commission on July 1, 2008)

Exhibit 5	Opinion Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary as to the legality of the common shares being registered

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2	Consent of Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary (included in Opinion filed as Exhibit 5 hereto)

Exhibit 24.1	Powers of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, as of July 8, 2011.

American Greetings Corporation

By:	/s/ ZEV WEISS
Zev Weiss
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zev Weiss, Jeffrey Weiss or Catherine M. Kilbane, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of July 8, 2011 in the capacities indicated.

/s/ MORRY WEISS
Morry Weiss	Director

/s/ ZEV WEISS
Zev Weiss	Chief Executive Officer (principal executive officer); Director

/s/ JEFFREY M. WEISS
Jeffrey M. Weiss	Director

/s/ SCOTT S. COWEN
Scott S. Cowen	Director

/s/ JEFFREY D. DUNN
Jeffrey D. Dunn	Director

/s/ MICHAEL J. MERRIMAN, JR.
Michael J. Merriman, Jr.	Director

/s/ WILLIAM E. MACDONALD, III
William E. MacDonald, III	Director

/s/ CHARLES A. RATNER
Charles A. Ratner	Director

/s/ JERRY SUE THORNTON
Jerry Sue Thornton	Director

/s/ STEPHEN J. SMITH
Stephen J. Smith	Senior Vice President; Chief Financial Officer (principal financial officer)

/s/ JOSEPH CIPOLLONE
Joseph Cipollone	Vice President and Chief Accounting Officer (principal accounting officer)